EXHIBIT (a)(1)


                                                      March 6, 1998

American Cellular Corporation
c/o Spectrum Equity Investors, L.P.
245 Lytton Avenue
Suite 175
Palo Alto, California  94301

         and

c/o Providence Equity Partners L.P.
50 Kennedy Plaza
Providence, RI  02903

Re:    Credit Facilities Commitment Letter

Ladies and Gentlemen:

                  You have advised Toronto Dominion (Texas), Inc. ("TD"), TD Securities (USA) ("TDSI") and Merrill Lynch Capital Corporation ("Merrill Lynch") that (i) Spectrum Equity Investors, L.P. and its affiliates ("Spectrum") and Providence Equity Partners L.P. and its affiliates ("Providence") and a group of investors arranged by Spectrum and Providence (together with Spectrum and Providence, the "Investors") have formed American Cellular Corporation ("Newco" or "Borrower") for the purpose of effecting the acquisition (the "Acquisition") of a company previously identified to us as Livewire ("Target") pursuant to an agreement and plan of merger (the "Merger Agreement") to be entered into between Newco and Target; (ii) pursuant to the Merger Agreement, Newco will merge (the "Merger") with and into Target, with Target as the survivor; (iii) upon consummation of the Merger, each share of common stock of Target held by the public stockholders will be converted into the right to receive $14 per share (not including appraisal rights) in cash; and (iv) the total purchase price for the equity of Target will not exceed $820 million for all shares (including appraisal rights).

                  In addition, you have advised TD, TDSI and Merrill Lynch that, in connection with the consummation of the Acquisition, (a) the Investors will purchase for cash at the time of consummation of the Merger from Newco common equity in an aggregate amount of $25 million and preferred stock (the
"New Preferred") in an aggregate amount of $325 million not requiring any cash dividends or any redemption or repurchase thereof prior to the final stated maturity of the Senior Subordinated Notes (as defined below) if the Senior Subordinated Notes (as defined below) were issued (together, the "Equity Financing"); (b) Newco will raise gross proceeds of $200 million either from an offering (the "Securities Offering") of unsecured senior subordinated debt securities due 2008 with no scheduled principal payments prior to maturity (the "Senior Subordinated Notes"), or from an unsecured senior subordinated interim loan (the "Interim Loan"), which would be anticipated to be replaced with debt securities substantially similar to the Senior Subordinated Notes after the closing of the Merger (the "Debt Securities") (the Securities Offering or the take-down under the Interim Loan, the "Senior Subordinated Financing"); and (c) Newco will enter into the senior secured credit facilities (the "Credit Facilities") described herein.

                  In addition, you have advised TD, TDSI and Merrill Lynch that, upon consummation of the Merger, (i) Target will repay all indebtedness and terminate all commitments to make extensions of credit under the existing $60 million credit facility of a subsidiary of Target agented by Morgan Guaranty Trust Company of New York (the "Existing Credit Facility"), and (ii) Borrower will use its best efforts (with the assistance of Target) to consummate a tender offer and consent solicitation (the "Note Tender") for all of Target's and its subsidiaries' 14% Senior Subordinated Discount Notes due 2001, 12-1/4% Senior Subordinated Discount Notes due 2003, 10-3/4% Senior Convertible Discount Notes due 2004 (to the extent not converted into common equity), and 10-3/4% Senior Notes due 2004 (collectively, the "Existing Notes"). To the extent that the Note Tender is not consummated for all of the Existing Notes, all remaining Existing Notes will be covenant defeased pursuant to an irrevocable trust to eliminate all negative covenants therein.

                  The Acquisition, the Merger, the Senior Subordinated Financing, the Equity Financing, the repayment of the Existing Credit Facility and the cancellation of all commitments to make extensions of credit thereunder (the "Existing Debt Repayment") and the entering into and borrowings under the Credit Facilities by the parties herein described are herein referred to as the "Transactions". The Existing Debt Repayment and the Note Tender (and/or defeasance of all remaining Existing Notes) are herein referred to as the "Refinancing".

                 In addition, you have advised TD, TDSI and Merrill Lynch that, immediately after giving effect to the Transactions, Borrower and its subsidiaries will have no indebtedness or preferred stock (or direct or indirect guarantee or other credit support in respect thereof) outstanding other than the Credit Facilities, the Senior Subordinated Financing, the New Preferred and the Existing Notes not tendered in the Note Tender covenant defeased as contemplated herein.

                  We further understand that the precise structure of the Transactions will be under continuing consideration, may vary from the foregoing and that any change from the foregoing will be subject to our mutual agreement.

                  You have requested that TD commit to provide $500 million and that Merrill Lynch commit to provide $500 million aggregate principal amount of $1.0 billion of aggregate principal amount of senior secured credit facilities (the "Credit Facilities") to finance the Merger and the Refinancing and certain related fees and expenses, such Credit Facilities comprising (a) three senior secured term loan facilities in an aggregate principal amount of $850 million (the "Term Loan Facilities"), such aggregate principal amount to be allocated among (i) a Term Loan A Facility in an aggregate principal amount of $350 million (the "Term Loan A Facility"), (ii) a Term Loan B Facility in an aggregate principal amount of $250 million (the "Term Loan B Facility"), and
(iii) a Term Loan C Facility in an aggregate principal amount of $250 million (the "Term Loan C Facility"), and (b) a senior secured reducing revolving credit facility in an aggregate principal amount of $150 million (the "Revolving Facility"). A portion of the Revolving Facility to be mutually determined will be available as a letter of credit subfacility.

                  By separate letter agreement Merrill Lynch and TD have expressed their willingness (subject to the terms and provisions thereof) to provide to Borrower $200 million aggregate principal amount under the Interim Loan.

                  Accordingly, each of TD and Merrill Lynch hereby severally agrees with you as follows:

                  Commitment. TD hereby severally commits to provide $500 million and Merrill Lynch hereby severally commits to provide $500 million of the Credit Facilities to Borrower upon the terms set forth or referred to herein, in the fee letter (the "Fee Letter") dated the date hereof and delivered to you,and in the Summary of Terms and Conditions attached hereto (and incorporated by reference herein) as Exhibit A (the "Term Sheet"). The conditions precedent to any extension of credit under the Credit Facilities are set forth herein in Sections 1 and 4 and in the Term Sheet under "Conditions to Effectiveness and to Initial Loans" and "Conditions to All Extensions of Credit", subject, however, to the terms of Sections 5 (second paragraph only) and 9 hereof and to the provisions of the Term Sheet described under "Termination of Commitments".

                  It is a condition of TD's commitment hereunder that TD acts as Administrative Agent and TDSI acts as Co-Syndication Agent and Co-Arranger for the Credit Facilities and of Merrill Lynch's commitment hereunder that Merrill Lynch (or one of its affiliates) act as Documentation Agent and as Co-Syndication Agent and Co-Arranger for the Credit Facilities, it being understood and agreed that all such agents (together, the "Agents") will perform all functions and exercise all authority (including, without limitation, (a) serving as joint co-managers of the syndication effort, (b) selecting counsel for the Agents, and (c) negotiating definitive documentation for the Credit Facilities (the "Credit Documents")) customarily performed and exercised by agent banks in such capacity. The appointment of any co-agents for the Credit Facilities would be subject to the prior approval of TD, TDSI and Merrill Lynch. The co-agent title and other titles awarded to syndicate participants would not entail any role with respect to the matters referred to in this paragraph without the prior consent of TD, TDSI and Merrill Lynch.

                  2. Syndication. Each of TD and Merrill Lynch reserves the right and intends, prior to or after the execution of the Credit Documents, to syndicate all or a portion of its commitment to one or more financial institutions (TD, Merrill Lynch and such financial institutions being referred to herein as the "Lenders") that will become parties to the Credit Documents, and in that connection, promptly following your acceptance of TD's and Merrill Lynch's commitment hereunder, TDSI and Merrill Lynch will commence the syndication of the Credit Facilities to such Lenders. Upon your acceptance of the commitment of any Lender to provide a portion of the Credit Facilities, TD and Merrill Lynch shall be released from a portion of its commitment hereunder in an aggregate amount equal to 50% and 50%, respectively, of the commitment of such Lender. You agree that no Lender will receive compensation outside the terms contained herein and in the Fee Letter in order to obtain its commitment to participate in the Credit Facilities. It is understood and agreed that, except as otherwise provided in the Fee Letter, the amount and distribution of the fees and other compensation referred to herein among the Lenders (or any co-agent) will be at TDSI's and Merrill Lynch's respective sole discretion. It is understood and agreed that TDSI and Merrill Lynch will jointly manage all aspects of the syndication (but will consult with you in such matters), including, without limitation, decisions as to the selection of potential Lenders reasonably acceptable to you to be approached and when they will be approached, when their commitments will be accepted, which Lenders will participate, any naming rights (including the naming of co-agents, subject to your reasonable approval) and the final allocations of the commitments among the Lenders (which are likely not to be pro rata across facilities among Lenders).

                  You agree actively to assist TDSI and Merrill Lynch in achieving a timely syndication that is satisfactory to TDSI and Merrill Lynch. The syndication efforts will be accomplished by a variety of means, including direct contact during the syndication between senior management (including, but not limited to, the chief executive officer, chief financial officer and treasurer of Newco and Target) and advisors and affiliates of Newco and Target on the one hand and the proposed syndicate Lenders on the other hand. To assist TDSI and Merrill Lynch in their syndication efforts, you agree that you will, promptly, upon TDSI's or Merrill Lynch's request, (a) provide, and cause your affiliates and advisors to provide, and use your best efforts to have Target provide, to TDSI and Merrill Lynch all information reasonably deemed necessary by TDSI or Merrill Lynch to complete successfully the syndication, including but not limited to, information and projections (including, without limitation, any updated projections requested by TDSI or Merrill Lynch contemplated hereby), and
(b) assist, and cause your affiliates and advisors to assist, and use your best efforts to have Target assist, TDSI and Merrill Lynch in the preparation of a confidential information memorandum and other marketing materials to be used in connection with the syndication, including making available representatives of Newco and/or Target and their respective subsidiaries. You also agree to use your best efforts to ensure that TDSI's and Merrill Lynch's syndication efforts benefit from your existing lending relationships. It is understood and agreed that TDSI and Merrill Lynch shall be entitled, with your prior written consent (which shall not be unreasonably withheld or delayed), to change the structure of the Credit Facilities as described herein and in the Term Sheet (provided that the aggregate principal amount of the Credit Facilities, taken as a whole, remains the same) if TDSI and Merrill Lynch deem such action advisable in order to ensure a successful syndication or an optimal credit structure.

                  Fees. As consideration for TD's and Merrill Lynch's commitment hereunder and their agreement to arrange, manage, structure and syndicate the Credit Facilities, you agree to pay to TDSI (on behalf of TD and Merrill Lynch) the fees as set forth in the Term Sheet and in the Fee Letter. You agree that, once paid, such fees and any part thereof shall be nonrefundable under any and all circumstances and regardless of whether the transactions or borrowings contemplated hereby are consummated.

                  4. Conditions. TD's and Merrill Lynch's respective commitments hereunder are subject to the negotiation, execution and delivery of definitive Credit Documents reasonably satisfactory in all respects to TD, TDSI, Merrill Lynch and their counsel. Such definitive documentation shall reflect the terms and conditions set forth herein and in the Term Sheet and contain such other indemnities, covenants, representations and warranties, events of default, conditions precedent, security arrangements and other terms and conditions as are reasonably satisfactory to TD, TDSI, Merrill Lynch and you, modified as appropriate to reflect the terms of the Transactions; provided, however, that there shall be no conditions to any extensions of credit other than as set forth herein in Sections 1 and 4 and in the Term Sheet under "Conditions to Effectiveness and to Initial Loans" and "Conditions to All Extensions of Credit". Those matters that are not covered by or made clear under the provisions hereof or of the Term Sheet are subject to the approval and agreement of TD, TDSI, Merrill Lynch and you (it being understood that the terms and conditions of the Credit Documents shall not be inconsistent with the terms and conditions set forth herein or in the Term Sheet).

                  TD's and Merrill Lynch's respective commitments hereunder are also subject to (a) no material adverse change shall have occurred and be continuing in the loan syndication or financial, banking or capital market conditions generally from those in effect on the date hereof that, individually or in the aggregate, could reasonably be expected to adversely affect the consummation of the Transactions or the ability of TDSI and Merrill Lynch to syndicate the Credit Facilities; no banking moratorium shall have been declared by federal or New York State banking authorities and shall be continuing; (b) none of Newco, Target or any of their respective subsidiaries shall have syndicated or issued, attempted to syndicate or issue, or announced or authorized the announcement of the syndication or issuance of any debt facility or debt security of Newco or Target or any of their respective subsidiaries, including renewals thereof, other than the Senior Subordinated Financing and the Credit Facilities; and (c) the satisfaction of the other terms and conditions set forth or referred to in Section 1 and in the Term Sheet under the captions "Conditions to Effectiveness and to Initial Loans" and "Conditions to All Extensions of Credit", however, the commitment hereunder is subject to the provisions of Sections 5 (second paragraph only) and 9 hereof. For purposes of this Commitment Letter and the Term Sheet, the "subsidiaries" of Newco shall be deemed to include those who will become subsidiaries of Newco in connection with the Transactions.

                  5. Information and Investigations. You hereby represent and covenant that (a) all written information and data (excluding financial projections) concerning Newco, Target, their respective subsidiaries, the Transactions and the other transactions contemplated hereby (the "Information") that have been made or will be prepared by or on behalf of you or any of your affiliates or authorized representatives or advisors and that have been or will be made available to TD, TDSI or Merrill Lynch by you or on your behalf in connection with the transactions contemplated hereby, taken as a whole, is and will be complete and correct in all material respects and does not and will not, taken as a whole, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made, and (b) all financial projections concerning Borrower and its subsidiaries and the transactions contemplated hereby (the "Projections") that have been made or will be prepared by or on behalf of you or any of your affiliates or authorized representatives and that have been or will be made available to TD, TDSI or Merrill Lynch by you or on behalf of you or any of your affiliates or authorized representatives or advisors in connection with the transactions contemplated hereby have been and will be prepared in good faith based upon assumptions believed by you to be reasonable.

 You agree to supplement the Information and the Projections from time to time until the date of execution and delivery of the Credit Documents (the "Closing Date") and, if requested by TDSI or Merrill Lynch, for a reasonable period thereafter necessary to complete the syndication of the Credit Facilities so that the representations and covenants in the preceding sentence remain correct. In arranging the Credit Facilities, including the syndication thereof, TDSI and Merrill Lynch will be using and relying primarily on the Information and the Projections without independent check or verification thereof.

                  5. TD, TDSI and Merrill Lynch have conducted a due diligence investigation of Target and its subsidiaries based on financial and other information regarding Target and its subsidiaries contained in the documents filed by Target with the Securities and Exchange Commission prior to the date hereof and the information and other data provided by or on behalf of Target to us and specified on Schedule A hereto (collectively, the "Target Information") and are satisfied with the result thereof as of the date of this Commitment Letter. TD's and Merrill Lynch's respective commitments hereunder are based upon the accuracy and completeness of the Target Information. If the Target Information proves to have been, or TD, TDSI or Merrill Lynch reasonably concludes that the Target Information is, inaccurate, incomplete or misleading in any material respect or TD, TDSI or Merrill Lynch shall become aware or otherwise discover any information, development or other matter concerning Target or its subsidiaries that is inconsistent in any material respect with the Target Information or that TD, TDSI or Merrill Lynch reasonably believes has had or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of Target together with its subsidiaries taken as a whole (and before and after giving effect to the Transactions) from that reflected in the draft Form 10-K (including draft audited financial statements included therein) dated February 19, 1998 of Target for the fiscal year of Target ended December 31, 1997 delivered by Target to TD, TDSI and Merrill Lynch prior to the date hereof, then each of TD and Merrill Lynch (a) shall be entitled to terminate its commitment hereunder (and thereafter have no other or further obligations hereunder or in connection with the Credit Facilities or any of the other Transactions) or (b) may, in its sole discretion, suggest alternative financing amounts or structures that ensure adequate protection for TD, Merrill Lynch and the other Lenders. In any such event, neither TD nor Merrill Lynch shall be responsible or liable for any damages which may be alleged as a result of its failure, in accordance with the terms of this Commitment Letter, to provide the Credit Facilities.

                  6. Indemnification and Contribution. By executing this Commitment Letter, you agree to indemnify and hold harmless TD, TDSI, Merrill Lynch and each of the other Lenders and their respective officers, directors, employees, affiliates, agents and controlling persons (TD, TDSI, Merrill Lynch and each such other person being an "Indemnified Party") from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable law, or otherwise related to or arising out of or in connection with or relating to this Commitment Letter, the Fee Letter, the Term Sheet, the Credit Facilities, the loans under the Credit Facilities, the use of proceeds of any such loan, any of the Transactions or any related transaction and the performance by TD, TDSI, Merrill Lynch or any of their respective affiliates of the services contemplated by this Commitment Letter and will reimburse any Indemnified Party for any and all reasonable expenses (including counsel fees and expenses) as they are incurred in connection with the investigation of or preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of Newco, Target or any of their respective affiliates and whether or not any of the transactions contemplated hereby are consummated or this Commitment Letter is terminated. You will not be liable under the foregoing indemnification provision to an Indemnified Party to the extent that any loss, claim, damage, liability or expense is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's bad faith or gross negligence.

                  You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to any of you, Newco, Target or your or their respective security holders or creditors related to or arising out of or in connection with this Commitment Letter, the Fee Letter, the Term Sheet, the Credit Facilities, the loans under the Credit Facilities, the use of proceeds of any such loan, any of the Transactions or any related transaction or the engagement of TD, TDSI or Merrill Lynch pursuant to, or the performance by TD, TDSI, Merrill Lynch or any of their respective affiliates of the services contemplated by this Commitment Letter, except to the extent that any loss, claim, damage or liability is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's bad faith or gross negligence.

                  You agree that, without TD's, TDSI's and Merrill Lynch's prior written consent, neither you nor any of your affiliates or subsidiaries will settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification has been or could be sought under the indemnification provisions of this Commitment Letter (whether or not TD, TDSI, Merrill Lynch or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent (i) includes an unconditional written release in form and substance satisfactory to the Indemnified Parties of each Indemnified Party from all liability arising out of such claim, action or proceeding and (ii) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party.

                  In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against you or any of your subsidiaries or affiliates in which such Indemnified Party is not named as a defendant, you agree to reimburse such Indemnified Party for all reasonable expenses incurred by it in connection with such Indemnified Party's appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and expenses of its legal counsel.

                  7. Expenses. By executing this Commitment Letter, you agree to reimburse TD, TDSI, Merrill Lynch and their respective affiliates for their reasonable out-of-pocket expenses (including, without limitation, expenses of TD's, TDSI's and Merrill Lynch's due diligence investigation, consultants' fees (if such consultants are engaged by TD, TDSI and Merrill Lynch with your consent (which consent shall not be unreasonably withheld or delayed)), syndication expenses, appraisal and valuation fees and expenses, travel expenses, and the reasonable fees, disbursements and other charges of counsel) incurred in connection with the Credit Documents and the negotiation, preparation, execution and delivery, waiver or modification, administration, collection and enforcement of this Commitment Letter, the Term Sheet, the Fee Letter and the Credit Documents and the security arrangements in connection therewith.

                  8. Confidentiality. You agree that this Commitment Letter, the Term Sheet, the Fee Letter, the contents of any of the foregoing and TD's, TDSI's, Merrill Lynch's and/or their respective affiliates' activities pursuant hereto or thereto is confidential and shall not be disclosed by you to any person without the prior written consent of TD, TDSI and Merrill Lynch and any such affiliate, other than to the Investors, Target and the Investors', Target's and your respective officers, directors, employees, accountants, attorneys and other advisors, and then only in connection with the Transactions and on a confidential and need-to-know basis, except that, following your acceptance hereof (and payment of any fees due and payable upon such acceptance as set forth in the Fee Letter), you may disclose this Commitment Letter and the Term Sheet (but not the Fee Letter or any matter related to any information in the Fee Letter) and you may make such other public disclosures of the terms and conditions hereof as you are required by applicable law or compulsory legal process to make; provided, however, that if such disclosure is required by applicable law or compulsory legal process you agree to give TD, TDSI and Merrill Lynch reasonable notice to afford TD, TDSI and Merrill Lynch the opportunity to seek a protective order and to cooperate with TD, TDSI and Merrill Lynch in securing such a protective order. You agree that you will permit TD, TDSI and Merrill Lynch to review and approve any reference to TD, TDSI and Merrill Lynch in connection with the Credit Facilities or the transactions contemplated hereby contained in any press release or similar public disclosure prior to public release. You agree that TD, TDSI, Merrill Lynch and their respective affiliates may share information concerning you and Target among themselves.

                  9. Termination. In the event that (i) you have not accepted this Commitment Letter by 5:00 p.m. (New York City time) on the date hereof or Newco and Target have not executed a definitive Merger Agreement in form and substance acceptable to TD, TDSI and Merrill Lynch by 11:59 p.m. (New York City time) on the date hereof; (ii) the initial extension of credit under the Credit Facilities does not occur on or before September 15, 1998; (iii) any condition described in clause (a) or (b) of the second paragraph of Section 4 or under clause (K) of "Conditions to Effectiveness and to Initial Loans" of the Term Sheet shall fail to be satisfied; (iv) the Merger Agreement is terminated; or
(v) Target accepts a merger or acquisition proposal other than that of Newco, this Commitment Letter and TD's and Merrill Lynch's commitment hereunder shall terminate (upon written notice by TD and Merrill Lynch with respect to clause
(ii) of this sentence) unless TD and Merrill Lynch shall, in their respective sole discretion, agree to an extension (however, the extension by any of TD or Merrill Lynch shall not bind the other). Notwithstanding the foregoing, the compensation, reimbursement, indemnification and confidentiality provisions hereof and of the Term Sheet and the Fee Letter and Sections 6, 7, 8, 11 and 14 of this Commitment Letter shall survive any termination of this Commitment Letter or TD's or Merrill Lynch's commitment hereunder (other than any such termination pursuant to clause (i) above).

                  10. Assignment, etc. Subject to the last sentence of this
Section 10, this Commitment Letter and TD's or Merrill Lynch's commitment hereunder shall not be assignable by either party hereto without the prior written consent of the other party hereto, and any attempted assignment shall be void and of no effect; provided, however, that nothing contained in this Section 10 shall prohibit TD, TDSI or Merrill Lynch (in their respective sole discretion) from (i) performing any of its duties hereunder through any of its affiliates (including in the case of Merrill Lynch, Merrill Lynch, Pierce, Fenner & Smith Incorporated) and you will owe any related duties (including those set forth in Section 2 above) to any such affiliate, and (ii) granting participations in, or selling assignments of all or a portion of, the commitments or the loans under the Credit Facilities pursuant to arrangements satisfactory to TD, TDSI and Merrill Lynch. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. Notwithstanding the foregoing, TD, TDSI and Merrill Lynch severally agree that you may assign, after the consummation of the Merger, any or all of your rights and obligations hereunder and under the Fee Letter to Target; provided, however, that TD and Merrill Lynch shall have received Target=s written acceptance thereof, and thereafter you will be fully released with respect to any rights and obligations so assigned and assumed.

                  11. GOVERNING LAW. THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW).

                  12. Execution in Counterparts. This Commitment Letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Commitment Letter by telecopier shall be effective as delivery of a manually executed counterpart of this Commitment Letter.

                  13. Amendments, etc. No amendment or waiver of any provision of this Commitment Letter, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto and then any such waiver, consent or approval shall be effective only in the specific instance and for the specific purpose for which given. By executing this Commitment Letter, you acknowledge that this Commitment Letter and the Fee Letter are the only agreements as of the date hereof between the parties hereto with respect to the Credit Facilities and set forth the entire understanding of the parties with respect thereto as of the date hereof.

                  13. Waiver of Jury Trial. Each of the parties hereto (in each case on its own behalf and, to the extent permitted by applicable law, on behalf of its shareholders) waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of any of the Transactions, the other transactions contemplated by this Commitment Letter, or the performance by TD, Merrill Lynch or any of their respective affiliates of the services contemplated by this Commitment Letter.

                  15. Public Announcements. You acknowledge that each of TD, TDSI and Merrill Lynch may, at its option and expense place an announcement in such newspapers and periodicals as it may choose, stating that TD, TDSI or Merrill Lynch, as the case may be, has acted in the capacity set forth in this Commitment Letter.

                  16. Notices. Any notice given pursuant to any of the provisions of this Commitment Letter shall be in writing and shall be mailed or delivered, if to you, at your address set forth on page one of this Commitment Letter to the attention of Brion Applegate (at Spectrum) and Jonathan Nelson (at Providence), with a copy to Scott Haber, Esq., at Latham & Watkins, 505 Montgomery, Suite 1900, San Francisco, California 94111; if to TD or TDSI, at TD Securities (USA) Inc., 31 W. 52nd Street, New York, New York 10019, Attention:
Gordon Paris, and if to Merrill Lynch, at the offices of Merrill Lynch Capital Corporation, World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281, Attention: Robert W.M. Stevens, in each case for TD, TDSI and Merrill Lynch with a copy to Michael E. Michetti, Esq., at Cahill Gordon & Reindel, 80 Pine Street, New York, New York 10005.

                            [Signature Page Follows]

                  Please confirm that the foregoing correctly sets forth our agreement of the terms hereof and the Fee Letter by signing and returning to the undersigned the duplicate copy of this letter and Fee Letter enclosed herewith. Upon your acceptance hereof, this letter shall constitute a binding agreement between you and us; provided the undersigned shall have received your executed duplicate copies not later than 5:00 p.m., New York City time, on March 6, 1998, at which time the undersigned's commitment hereunder will expire in the event the undersigned has not received such executed duplicate originals.

                  We are pleased to have this opportunity and we look forward to working with you on this transaction.

                                            Very truly yours,

                                             TD SECURITIES (USA) INC.

                                             By:  /s/ Mary E. Meduski
                                                --------------------------------
                                                 Name:  Mary E. Meduski
                                                 Title: Relationship Manager

                                             MERRILL LYNCH CAPITAL CORPORATION

                                             By:  /s/  Robert Stevens
                                                --------------------------------
                                                Name:  Robert Stevens
                                                Title: Vice President

Accepted and agreed to as of the date first written above:

AMERICAN CELLULAR CORPORATION

By:  /s/  Jonathan M. Nelson
   --------------------------------
         Name:  Jonathan M. Nelson
         Title: President




                                                                 Schedule A

                         Information Provided by Target

C.   Project LiveWire Information Package from DLJ dated
     December 22, 1997 (including executive summary, investment highlights, summary of capitalization, network buildout summary, interconnection agreement summary, roaming agreement summary, sample rate plans, competition, severance arrangements, summary, of Laredo joint venture, tax basis, operating cash flow summary, 1997 YTD (10/31/97) operating results (without TN-4), but excluding 1998 operating budget (without TN-4))

C.   Breakdown of wireless license holders in LiveWire markets

C. Breakdown of Pops, percentage ownership, acquisition date, square miles and Pop density for all LiveWire markets

C.   Acquisition cost components (GM Conference 1997)

C.   LiveWire Corporation 1998 Digital Strategy Presentation

C. 1998 Initiatives presentation regarding revenue generation, subscriber generation, promotional programs and public relations

     C.  Presentation on Enhanced Features

C.   Maps of service area boundaries by cluster

C. Monthly 1996 and 1997 Budget/Actual Performance Schedule as of December 1997

C. 1997 Budget Summary dated January 21, 1997: Corporate Office, ConnectOne Communications, Consolidated Omitting Corporate and ConnectOne Expenses, Duluth, Eau Claire, Wausau and WI-6A, WI-1, WI-3, WI-4, WI-4 North, WI-4 South, MI-1, MN-2, MN-3, MN-5, MN-6, Alton/Granite City, OH-7, PA-9, WV-2, WV-3, Kentucky Cluster Consolidated, NY-5 South (Blue Zone), NY-5 North (Red Zone), NY-6, Poughkeepsie, Orange County, Southwest Bell/Laredo Joint Venture, Lubbock Covenant Not To Compete, Florence Covenant Not To Compete, AL-4 Covenant Not To Compete.

C.   CellularOne Service Agreement and Credit Application

C.   Consumer Profile Matrix as of September 24, 1997

C.   Business Profile Matrix as of September 24, 1997

C.   Credit criteria and procedures

C. Draft of 10K for the year ended December 31, 1997 (draft as of February 19, 1998 at 10:22 am)


CONFIDENTIAL                                                           EXHIBIT A

                        SUMMARY OF TERMS AND CONDITIONS(1)

Borrower:                          American Cellular Corporation ("Newco or
                                   "Borrower"), a Delaware corporation which has been formed by Spectrum Equity Investors, L.P. ("Spectrum") and Providence Equity
                                   Partners L.P. ("Providence") and a group of investors arranged by Spectrum and Providence
                                   (together with Spectrum and Providence, the "Investors") to effect the acquisition of Livewire.

Administrative Agent:              Toronto Dominion (Texas), Inc. ("TD") will
                                   act as administrative agent (the
                                   "Administrative Agent").

Documentation Agent:               Merrill Lynch & Co., Merrill Lynch, Pierce,
                                   Fenner & Smith Incorporated ("Merrill Lynch") will act as documentation agent (the
                                   "Documentation Agent" and together with the Administrative Agent, the "Agents").

Co-Syndication Agents and          TD Securities (USA) Inc. ("TDSI") and Merrill
  Arranging Agents:                Lynch.

Lenders: TD, Merrill Lynch Capital Corporation ("MLCC") and a syndicate of financial institutions (the "Lenders") reasonably acceptable to TDSI, Merrill Lynch and Borrower.

------------
1 Capitalized terms used herein and not defined shall have the meanings assigned to such terms in the attached Credit Facilities Commitment Letter (the "Commitment Letter"). References herein to "$" or "US$" are to United States Dollars. For all purposes of this Term Sheet, the "subsidiaries" of Borrower shall be deemed to include those entities that will become subsidiaries of Borrower in connection with the Transactions. References herein to "Borrower" include Target after the consummation of the Merger.


Credit Facilities:                 Senior secured credit facilities (the "Credit
                                   Facilities") in an aggregate principal amount of $1.0 billion to be made available to Borrower, such Credit Facilities comprising:

                                        (A) Term Loan Facilities. Term loan
                                        facilities in an aggregate principal
                                        amount of $850 million (the "Term Loan
                                        Facilities"), such aggregate principal
                                        amount to be allocated among (i) a Term
                                        Loan A Facility in an aggregate
                                        principal amount of $350 million (the
                                        "Term Loan A Facility")J, (ii) a Term
                                        Loan B Facility in an aggregate
                                        principal amount of $250 million (the
                                        "Term Loan B Facility"), and (iii) a
                                        Term Loan C Facility in an aggregate
                                        principal amount of $250 million (the
                                        "Term Loan C Facility). Loans under the
                                        Term Loan Facilities are herein referred to as "Term Loans".

                                        (B) Revolving Credit Facility. A
                                        reducing revolving credit facility in an aggregate principal amount of $150 million (the "Revolving Facility"). Loans under the Revolving Facility are herein referred to as "Revolving Loans"; the Term Loans and the Revolving Loans are herein referred to collectively as "Loans". A portion of the Revolving Facility to be mutually determined will be available as a letter of credit subfacility.

                                   The Agents and Borrower may mutually agree to reallocate commitment amounts among the Credit Facilities. To the extent that the total uses of funds in connection with the Merger and the Refinancing (as defined below) is otherwise less than the amount previously disclosed to the Agents, the aggregate principal amount of the Credit Facilities shall, at the sole and absolute discretion of the Agents, be reduced (before any reduction of the Senior Subordinated Financing) on a dollar-for-dollar basis in a manner acceptable to the Agents.

                                   After the Closing Date, Borrower may request that any of the Lenders agree (or to the extent that the existing Lenders have not agreed within 20 days to provide the Increased Facility Amount described herein, new Lenders ("New Lenders") acceptable to the Agents) to increase the Credit Facilities by up to $200 million (the "Increased Facility Amount"), which Increased Facility Amount (x) shall be allocated among the Revolving Facility and the Term Loan Facilities or one or more new term loan facilities in amounts and with maturities (included any extended maturity (in the sole discretion of the Agents) for such portion thereof allocated to the Revolving Facility) acceptable to the Agents in their sole discretion and having terms and provisions no more onerous than those contained in the Credit Documents (as defined below under "Documentation"), and (y) shall require the consent of the Lenders holding a majority of the Loans and commitments (the "Majority Lenders"); provided, however, that at the time of the effectiveness of such increase in the Credit Facilities, no default or event of default shall have occurred and be continuing.

Documentation:                     Usual for facilities and transactions of this
                                   type and reasonably acceptable to Borrower, the Agents and the Lenders. The documentation for the Credit Facilities will include, among others, a credit agreement (the "Credit
                                   Agreement"), guarantees and appropriate
                                   pledge, security interest, mortgage and other collateral documents (collectively, the
                                   "Credit Documents"). Borrower and each
                                   Guarantor (as defined below under
                                   "Guarantors") are herein referred to as the "Credit Parties".

Transactions:                      The Investors have formed a new corporation
                                   ("Newco" or "Borrower") for the purpose of effecting the acquisition (the "Acquisition") of a company previously identified as Livewire ("Target") pursuant to an agreement and plan of merger (the "Merger Agreement") to be entered into between Newco and Target.
                                   Pursuant to the Merger Agreement, Newco will merge (the "Merger") with and into Target, with Target as the survivor. Upon consummation of the Merger, each share of common stock of Target held by the public stockholders will be converted into the right to receive $14 per share (excluding appraisal rights) in cash. The total purchase price for the equity of Target will not exceed $820 million for all shares (including appraisal rights).

                                   In connection with the consummation of the Acquisition, (a) the Investors will purchase for cash at the time of consummation of the Merger from Newco common equity in an aggregate amount of $25 million and preferred stock (the "New Preferred") in an aggregate amount of $325 million not requiring any cash dividends or redemption or repurchase thereof prior to the final stated maturity of the Senior Subordinated Notes (as defined below) if the Senior Subordinated Notes were issued (together, the "Equity Financing"); (b) Newco will raise gross proceeds of $200 million either from an offering (the "Securities Offering") of unsecured senior subordinated debt securities due 2008 with no scheduled principal payments prior to maturity (the "Senior Subordinated Notes"), or from an unsecured senior subordinated interim loan (the "Interim Loan"), which would be anticipated to be replaced with debt securities (the "Take-out Securities") substantially similar to the Senior Subordinated Notes after the closing of the Merger (the Securities Offering or the take-down under the Interim Loan, the "Senior Subordinated Financing"); and (c) Newco will enter into the senior secured credit facilities (the "Credit Facilities") described herein.

                                   In addition, upon consummation of the Merger,
                                   (i) Target will repay all indebtedness and terminate all commitments to make extensions of credit under the existing $60 million credit facility of a subsidiary of Target agented by Morgan Guaranty Trust Company of New York (the "Existing Credit Facility"), and (ii) Borrower will use its best efforts (with the assistance of Target) to consummate a tender offer and consent solicitation (together, the "Note Tender") for all of Target's and its subsidiaries' 14% Senior Subordinated Discount Notes due 2001, 12-1/4% Senior Subordinated Discount Notes due 2003, 10-3/4% Senior Convertible Discount Notes due 2004 (to the extent not converted into common equity), and 10-3/4% Senior Notes due 2004 (collectively, the "Existing Notes"). To the extent that the Note Tender is not consummated for all of the Existing Notes, all remaining Existing Notes will be covenant defeased pursuant to an irrevocable trust to eliminate all negative covenants therein.

                                   The Acquisition, the Merger, the Senior
                                   Subordinated Financing, the Equity Financing, the repayment of the Existing Credit Facility and the cancellation of all commitments to make extensions of credit thereunder (the "Existing Debt Repayment") and the entering into and borrowings under the Credit Facilities by the parties herein described are herein referred to as the "Transactions". The Existing Debt Repayment and the Note Tender (and/or defeasance of all remaining Existing Notes) are herein referred to as the "Refinancing".

Availability/Purpose:              (A) Term Loan Facilities: Term Loans shall be
                                   available, subject to the conditions set forth herein and in the Credit Documents, in a single draw on the date of the consummation of the Merger to finance the Merger and the Refinancing and to pay related fees and expenses.

                                   Amounts borrowed under the Term Loan
                                   Facilities that are repaid or prepaid may not be reborrowed.

                                   (B) Revolving Facility. The Revolving
                                   Facility will be available, subject to the terms and conditions set forth herein and in the Credit Documents, for the purposes described above (not more than $75 million drawn at closing unless consented to by the Agents in their sole discretion) and for working capital and general corporate purposes (including acquisitions permitted by the Credit Agreement) in the form of revolving loans and letters of credit on and after the Closing Date until 30 business days prior to the Revolving Loan Maturity Date (as defined below under "Final Maturity and Amortization"). Amounts repaid under the Revolving Facility may, subject to the conditions set forth herein, be reborrowed to the extent of the commitments under the Revolving Facility then in effect.

Guarantors:                        Each of Borrower's direct and indirect
                                   subsidiaries existing on the Closing Date or thereafter created or acquired shall unconditionally guarantee, on a joint and several basis, all obligations of Borrower under the Credit Facilities and under each interest rate protection agreement entered into with a Lender or an affiliate of a Lender.

                                   Each guarantor of any of the Credit
                                   Facilities is herein referred to as a
                                   "Guarantor" and its guarantee is referred to herein as a "Guarantee."

Security:                          The Credit Facilities, the Guarantees, and
                                   the obligations of Borrower under each
                                   interest rate protection agreement entered into with a Lender or an affiliate of a Lender will be secured by (A) a perfected first priority lien on, and pledge of, all of the capital stock and intercompany notes of each of the direct and indirect subsidiaries of Borrower existing on the Closing Date or thereafter created or acquired, and (B) a perfected first priority lien on, and security interest in, all of the tangible and intangible properties and assets (including all contract rights (including under partnership agreements, management agreements, operating agreements, affiliation agreements and similar agreements) real property interests, trademarks, trade names, equipment and proceeds of the foregoing) of Borrower and its direct and indirect subsidiaries existing on the Closing Date or thereafter created or acquired (collectively, the "Collateral"), except for ---------- those properties and assets which the Agents shall determine in their sole discretion that the costs of obtaining such security interest are excessive in relation to the value of the security to be afforded thereby (it being understood that none of the foregoing shall be subject to any other liens or security interests, except for certain customary exceptions to be agreed upon). In addition,
                                   (1) no FCC license need be pledged to the extent not permitted by law (however customary arrangements reasonably satisfactory to the Agents will be made with respect thereto to grant to the Lenders the economic benefit thereof), and (2) Borrower shall have the right to exclude capital stock, equity interests and licenses (and other categories of assets to be reasonably agreed to by Borrower and the Agents) from the Collateral if inclusion of any such assets in the Collateral requires the consent of any governmental authority or other third party and Borrower has been unable to obtain such consent after diligent efforts, so long as a substantial majority of the value of each such category of assets is included in the Collateral. All such security interests will be created pursuant to documentation satisfactory in all respects to the Agents and on the Closing Date such security interests shall have become perfected and the Agents shall have received satisfactory evidence as the enforceability and priority thereof.

Termination of                     The commitments in respect of the Credit
  Commitments:                     Facilities will terminate in their entirety
                                   on September 15, 1998 if the initial funding under the Credit Facilities does not occur on or prior to such date. The unused commitments in respect of the Term Loan Facilities shall terminate on the Closing Date immediately after the making of the Term Loans on such date. The commitments in respect of each Term
                                   Loan Facility shall terminate with respect to such Term Loan Facility on the date of the making of each Term Loan in the amount of such Term Loan. Commitments once terminated or reduced may not be reinstated.

Final Maturity and                 (A)   Term Loan Facilities: The Term Loan A
  Amortization:                    Facility will mature on the eight-and-one-
                                   half anniversary of the Closing Date, the Term Loan B Facility will mature on the ninth anniversary of the Closing Date, and the Term
                                   Loan C Facility will mature on the nine-and-one-half anniversary of the Closing Date.

                                   (B) Revolving Facility. The Revolving
                                   Facility will mature on the eight-and-one-half anniversary of the Closing Date (the "Revolving Loan Maturity Date").

Reduction Schedule:                The Revolving Credit Facility and Term Loan A
                                   Facility will amortize on a quarterly basis according to the following schedule:

                                      Period        Amount of Reduction
                                      ------        -------------------

                                       2001                 5%
                                       2002                10%
                                       2003                15%
                                       2004                15%
                                       2005                20%
                                       2006                25%
                                       2007                10%

                                   Each of the Term Loan B Facility and the Term Loan C Facility will amortize 1% per year or 0.25% on a quarterly basis beginning one year after the Closing Date with a balloon payment at maturity.

Letters of Credit:                 Letters of credit under the Revolving
                                   Facility ("Letters of Credit") will be issued by a Lender selected by the Agents and reasonably satisfactory to Borrower (in such capacity, the "L/C Lender"). Each standby letter of credit shall expire no later than the earlier of (a) twelve months after its date of issuance or (b) the fifth business day prior to the Revolving Loan Maturity
                                   Date. Each trade letter of credit shall expire no later than the earlier of (a) 180 days after its date of issuance, or (b) the fifth business day prior to the Revolving
                                   Loan Maturity Date.  The issuance of all
                                   Letters of Credit shall be subject to the customary procedure of the L/C Lender.

                                   Drawings under any Letter of Credit shall be reimbursed by Borrower on the same business day. To the extent that the borrower thereof does not reimburse the L/C Lender on the same business day, the Lenders under the Revolving Facility shall be irrevocably obligated to reimburse the L/C Lender pro rata based upon their respective commitments, with the amount of such reimbursement payment being deemed to be a drawing under the Revolving Facility.

Letter of Credit Fees:             Letter of Credit fees will be payable on the
                                   daily average undrawn face amount of each Letter of Credit at a rate per annum equal to the applicable margin for Revolving Loans which are LIBOR rate loans in effect at such time (but in no event less than $500 per Letter of Credit), which fees shall be paid quarterly in arrears, of which an issuing fee on the face amount of each Letter of Credit equal to 0.25% per annum (but not less than $500 per Letter of Credit) shall be payable to the L/C Lender for its own account, which fee shall be paid upon issuance.

Interest Rates and Fees:           Interest rates and fees in connection with
                                   the Credit Facilities will be as specified on Annex I attached hereto.

                                   Borrower will be entitled to make borrowings based on the ABR plus the applicable margin or LIBOR plus the applicable margin. Borrower may select interest periods of one, two, three or six months (or nine or twelve months if available from all of the Lenders) for LIBOR borrowings. Interest will be payable in arrears (i) in the case of ABR Loans, at the end of each quarter and (ii) in the case of LIBOR Loans, at the end of each interest period and, in the case of any interest period longer than three months, no less frequently than three months. Interest on all borrowings shall be calculated on the basis of the actual number of days elapsed over a 360-day year.

Default Rate:                      The applicable interest rate (including
                                   applicable margin) plus 2.00% per annum.

Mandatory Prepayments/             The Credit Facilities will be required to be
  Reductions in Commitments:       prepaid with (a) 75% of annual Excess Cash
                                   Flow (to be defined) (such percentage to be reduced to 50% with respect to any fiscal year if the ratio of total debt to Annualized
                                   Operating Cash Flow (to be defined) at the end of such fiscal year is less than 8.0:1.0), (b) 100% of the net proceeds
                                   (including insurance proceeds if not
                                   reinvested within a specified time period or if above a threshold amount) of asset sales and other asset dispositions for proceeds in excess of a certain threshold to be mutually agreed not reinvested within a period of time to be mutually agreed (c) 100% of the net proceeds of the issuance or incurrence of debt (other than the Take-out Securities if the Interim Loan is drawn down) or of any sale and lease-back for proceeds in excess of a certain threshold to be mutually agreed, and (d) 50% of the net proceeds from any issuance of equity securities in any public offering or private placement or from any capital contribution.

                                   Mandatory prepayments will be applied pro rata between the Term Loan Facilities based on the aggregate principal amount of Term Loans then outstanding under each such Term Loan Facility. Any application to any Term Loan Facility shall be applied pro rata to the remaining scheduled amortization payments under such Term Loan Facility. Notwithstanding the foregoing, any holder of Term Loans under the Term Loan B Facility or the Term Loan C Facility may, with respect to any mandatory prepayment, to the extent that Term Loans are then outstanding under the Term Loan A Facility (after giving effect to the application of such mandatory prepayment to the Term Loans under the Term Loan A Facility), elect not to have mandatory prepayments applied to such holder's Term Loans under the Term Loan B Facility or the Term Loan C Facility, as the case may be, in which case the aggregate amount so declined shall be applied to the Term Loans under the Term Loan A Facility pro rata. To the extent that the amount to be applied to the prepayment of Term Loans exceeds the aggregate amount of Term Loans then outstanding, such excess shall be applied to the Revolving Facility to permanently reduce the commitments thereunder.

                                   Revolving Loans will be immediately prepaid to the extent that the aggregate extensions of credit under the Revolving Facility exceeds the commitments then in effect under the Revolving Facility. To the extent that the amount to be applied to the repayment of the Revolving Loans exceeds the amount thereof then outstanding, Borrower shall cash collateralize outstanding Letters of Credit.

Voluntary Prepayments/             (A) Term Loan Facilities:  Borrowings under
  Reductions in Commitments:       the Term Loan Facilities may be prepaid at
                                   any time in whole or in part at the option of Borrower, in a minimum principal amount and in multiples to be agreed upon, without premium or penalty (except, in the case of LIBOR borrowings, prepayments not made on the last day of the relevant interest period).
                                   Voluntary prepayments under the Term Loan
                                   Facilities will be applied pro rata among the Term Loan Facilities and as to any Term Loan
                                   Facility pro rata against the remaining
                                   scheduled amortization payments under such
                                   Term Loan Facility.

                                   Notwithstanding the foregoing, any holder of Term Loans under the Term Loan B Facility or the Term Loan C Facility may, with respect to any voluntary prepayment, to the extent that Term Loans are then outstanding under the Term Loan A Facility (after giving effect to the application of such voluntary prepayment to Term Loans under the Term Loan A Facility), elect not to have mandatory prepayments applied to such holder's Term Loans under the Term Loan B Facility or the Term Loan C Facility, as the case may be, in which case the aggregate amount of such prepayment so declined shall be applied to the Term Loans under the Term Loan A Facility pro rata.

                                   (B) Revolving Facility: The unutilized
                                   portion of the commitments under the
                                   Revolving Facility may be reduced and loans under the Revolving Facility may be repaid at any time, in each case, at the option of Borrower, in a minimum principal amount and in multiples to be agreed upon, without premium or penalty (except, in the case of LIBOR borrowings, prepayments not made on the last day of the relevant interest period).

Conditions to Effectiveness        The effectiveness of the Credit Agreement
  and to Initial Loans:            and the making of the initial Loans under
                                   the Credit Facilities shall be subject to reasonable conditions precedent that are usual and customary for facilities and transactions of this type (but not any that are materially inconsistent with the terms hereof and in the Commitment Letter) and to those specified herein and in the Commitment
                                   Letter (all such conditions to be satisfied in a manner reasonably satisfactory in all respects to the Agents and (to the extent specified below) the Majority Lenders), including, but not limited to, execution and delivery of the Credit Documents reasonably acceptable in form and substance to the Agents and the Majority Lenders; delivery of reasonably satisfactory borrowing certificates; receipt of valid security interests as contemplated hereby; accuracy of representations and warranties (which, with respect to Target and its subsidiaries, shall be substantially identical to those in the draft Merger Agreement provided to the Agents prior to the date of the Commitment Letter);
                                   absence of defaults, prepayment events or creation of liens under debt instruments or other agreements as a result of the transactions contemplated hereby; evidence of authority; compliance with applicable laws and regulations (including but not limited to ERISA, margin regulations, bank regulatory limitations and environmental laws); and adequate insurance.

                                   The making of the initial Loans under the Credit Facilities will be subject to the following conditions (in addition to those above):

                               (A) The delivery, on or prior to the Closing
                                   Date, of (i) legal opinions in form and
                                   substance reasonably satisfactory to the
                                   Agents, (ii) officers' certificates, together with the accompanying charter documents and corporate resolutions, in form and substance reasonably satisfactory to the Agents, and
                                   (iii) a certificate from the chief financial officer of Borrower and, at Borrower's expense, a nationally recognized appraisal firm or valuation consultant reasonably satisfactory to the Agents in form and substance reasonably satisfactory to the Agents and the Lenders with respect to the solvency of each Credit Party immediately after the consummation of the Transactions to occur on the Closing Date.

                               (B) Borrower shall have received aggregate gross
                                   proceeds of $200 million from the Senior
                                   Subordinated Financing (which may be
                                   increased (with a dollar-for-dollar decrease in the Credit Facilities) in an amount mutually acceptable to the Agents and Borrower in their respective sole discretion) pursuant to agreements, and terms and conditions thereunder, in form and substance reasonably satisfactory to the Agents (it being understood that the terms and conditions set forth in the Interim Loan Commitment Letter dated March 6, 1998 from MLCC, TD and TDSI are satisfactory to the Agents).

                               (C) The Investors shall have purchased for cash
                                   common equity of Newco in an aggregate amount of $25 million and the New Preferred (which shall not have any negative covenants (other than with respect to dividends or distributions on, or redemptions of, junior stock (as defined in the certificate of designations with respect to the New Preferred), or redemptions of the New Preferred) or any requirement for cash dividends or redemption or repurchase provisions prior to the final stated maturity of the Senior Subordinated Notes if the Senior Subordinated Notes were issued) in an aggregate amount of $325 million, all on terms and conditions reasonably satisfactory to the Agents (it being understood that the terms and conditions set forth in the draft Stock Purchase Agreement (draft of March 6,
                                   1998) and in the draft certificate of
                                   designations relating to the New Preferred
                                   (draft of March 6, 1998) provided to the Agents prior to the date of the Commitment Letter are satisfactory to the Agents).

                               (D) The Board of Directors of Newco and Target
                                   shall have authorized and approved the
                                   Transactions and the Agents shall have
                                   received reasonably satisfactory evidence of the same. Newco and Target shall have entered into the Merger Agreement, which shall be in full force and effect. The terms, conditions and structure of the Merger and Acquisition and the Merger Agreement (including all exhibits, appendices, schedules, annexes and attachments thereto), including any amendments thereto shall be in form and substance reasonably satisfactory to the Agents (it being understood that the terms and conditions set forth in the draft Merger Agreement (draft of March 6, 1998) provided to the Agents prior to the date of the Commitment Letter are satisfactory to the Agents). Target shall not have any "poison pill" rights or shall have redeemed such rights at a nominal price, or the Agents shall otherwise be reasonably satisfied that such rights are null and void with respect to or inapplicable to the Merger and Acquisition. The Agents and the Lenders shall have received copies, certified by Borrower, of all filings made with any governmental authority in connection with the Transactions.

                               (E) Each of the Transactions and the financing
                                   therefor shall be in compliance with all laws and regulations, or the Agents and the Majority Lenders shall have determined such to be inapplicable to such transactions.

                               (F) The Merger and each of the other Transactions
                                   (other than extensions of credit under the Credit Facilities) shall have been consummated in accordance with the terms hereof and the terms of the Merger Agreement and the other documentation therefor (without the waiver or amendment of any condition relating to FCC approvals or any other condition unless consented to by the Agents and the Majority Lenders) that are in form and substance reasonably satisfactory to the Agents and the Majority Lenders (with any condition therein requiring the satisfaction of any person other than the Agents or the Lenders being deemed to require the satisfaction of the Agents and the Required Lenders). Newco and Target shall have complied in all material respects with all covenants set forth in the Merger Agreement (without waiver or amendment of any of the terms thereof unless consented to by the Agents and the Majority Lenders).

                               (G) The consideration per share of common stock
                                   in the Merger shall not exceed $14 per share
                                   (excluding appraisal rights) and an aggregate of $820 million for all shares (including appraisal rights).

                               (H) Newco and Target shall have effected the
                                   Existing Debt Repayment on terms and
                                   conditions and pursuant to documentation reasonably satisfactory to the Agents and Majority Lenders. All liens in respect of the Existing Credit Facility shall have been released and the Agents shall have received evidence thereof reasonably satisfactory to the Agents and a "pay-off" letter reasonably satisfactory to the Agents with respect to the Existing Credit Facility.

                               (I) After giving effect to the Transactions and
                                   the other transactions contemplated hereby,
                                   Borrower and its subsidiaries shall have outstanding no indebtedness or preferred stock (or direct or indirect guarantee or other credit support in respect thereof) outstanding other than the loans under the Credit Facilities, the Senior Subordinated Financing, the New Preferred and all remaining Existing Notes not tendered in the Note Tender covenant defeased as contemplated herein (with such adjustment to the aggregate amount of the Senior Subordinated Financing (with a dollar-for-dollar reduction of the Credit Facilities) as the Agents and Borrower may mutually agree upon in their respective sole discretion).

                               (J) Such portion of the Existing Notes not
                                   tendered in the Note Tender shall have been covenant defeased pursuant to documentation and arrangements (not including the defeasance price, which is governed by the indentures in respect of the Existing Notes) satisfactory to the Agents such that the entire amount thereof shall have the benefit of an irrevocable trust funded with cash and all negative covenants therein shall have been thereby eliminated.

                               (K) There shall not have occurred or become known
                                   (i) any event, occurrence or development of circumstances or facts which, individually or in the aggregate, has resulted in or reasonably could be expected to result in any material adverse change in the condition (financial or otherwise), business, assets or results of operations (each, a "Material Adverse Change") of Newco or Target, in each case together with their respective subsidiaries taken as a whole, as the case may be (and before and after giving effect to the Transactions) from that reflected in the draft Form 10-K (including draft audited financial statements included therein) of Target for the fiscal year of Target ended December 31, 1997 dated February 19, 1998 delivered by Target to the Agents prior to the date of the Commitment Letter (the "Draft 10-K"), or (ii) any dividend or distribution of any kind declared or paid by Target on its capital stock since December 31, 1996, except as set forth in the Draft 10-K. Target's Form 10-K for the fiscal year ended December 31, 1997 filed with the Securities and Exchange Commission shall not differ in any material respect from the Draft 10-K.

                               (L) The Lenders shall have received a pro forma
                                   consolidated balance sheet of Target dated as of the date of the most recently available financial statements of Target after giving effect to the Transactions, which balance sheet shall be consistent in all material respects with the sources and uses of funds and the other conditions contemplated hereby (it being understood that the estimates of cash on hand and expenses and tender premiums are subject to change, which may be significant). Borrower shall also have provided such other financial information as the Lenders or the Agents may reasonably request in connection with the Transactions.

                               (M) All requisite governmental authorities and
                                   third parties shall have approved or
                                   consented to the Transactions and the other transactions contemplated hereby to the extent required, all applicable appeal periods shall have expired and there shall be no governmental or judicial action, actual or threatened, that has had the effect of (or could reasonably be expected to have the effect of) restraining, preventing or imposing materially burdensome conditions on any of the Transactions or the other transactions contemplated hereby, except, in each case, as would not, singly or in the aggregate, result in a Material Adverse Change or have a material adverse effect on the rights or remedies of the Lenders or the ability of the Credit Parties to perform their obligations under the Credit Documents.

                               (N) Any defaults in any material agreements of
                                   Borrower that may result from the
                                   Transactions shall have been resolved or otherwise addressed in a manner reasonably satisfactory to the Agents and the Majority Lenders; no law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes material adverse conditions upon any component of the Transactions or the financing thereof, including the Credit Facilities.

                               (O) All loans and other financing to Borrower
                                   shall be in full compliance with all
                                   applicable requirements of Regulations G, T, U and X of the Board of Governors of the Federal Reserve System.

                               (P) The Agents shall have received reasonably
                                   satisfactory third-party environmental
                                   reports (including Phase I reports) of Target and its subsidiaries reasonably requested by the Agents. The Lenders shall have determined that reasonably satisfactory insurance relating to Target and its subsidiaries will be in place after the Merger.

                               (Q) All accrued fees and expenses (including the
                                   reasonable fees and expenses of counsel to the Lenders and the Agents) of the Lenders and the Agents in connection with the Credit Documents shall have been paid.

                               (R) The subsidiary of Target which is the issuer
                                   of certain of the Existing Notes shall have merged (or shall merge concurrently with the consummation of the Transactions) with and into Borrower (with Borrower as the survivor).

                               (S) The Lenders shall have received the results
                                   of a recent lien, tax and judgment search in each of the jurisdictions and offices where assets of each of Newco and Target and their respective subsidiaries are located or recorded, and such search shall reveal no liens on any of their assets except for liens permitted by the Credit Documents or liens to be discharged in connection with the transactions contemplated hereby.

                               (T) If the Closing Date occurs prior to the
                                   availability of internal financial statements for June 1998, Annualized Operating Cash Flow of Target and its consolidated subsidiaries shall not be less than $106 million. For purposes of the immediately preceding calculation only, Annualized Operating Cash Flow shall be defined as Operating Cash Flow (as customarily defined in a mutually acceptable manner, but excluding the Laredo joint venture) for April and May 1998 multiplied by six (6).

                                   If the Closing Date occurs after the
                                   availability of internal financial statements for June 1998, Annualized Operating Cash Flow of Target and its consolidated subsidiaries for the latest three months for which internal financial statements are available shall not be less than $106 million. For purposes of the immediately preceding calculation only, Annualized Operating Cash Flow shall be defined as Operating Cash Flow (as customarily defined in a mutually acceptable manner, but excluding the Laredo joint venture) for such three months multiplied by four (4).

                               (U) The Agents shall be reasonably satisfied
                                   that, since the date of the Commitment
                                   Letter, Target has operated its business in the ordinary course of business consistent with past practice, including ordinary course marketing expenses consistent with past practice.

                               (V) The Lenders shall have received such other
                                   reasonable and customary legal opinions, corporate documents and other instruments and/or certificates as they may reasonably request.

Conditions to All                  Each extension of credit under the Credit
  Extensions of Credit:            Facilities will be subject to the (i)
                                   absence of any Default or Event of Default, and (ii) continued accuracy of representations and warranties.

Representations and                Customary for facilities similar to the
  Warranties:                      Credit Facilities and such reasonable and
                                   customary additional representations and warranties as may be required by the Agents, including, but not limited to (it being understood that all representations and warranties relating to Target and its subsidiaries shall be substantially identical to those in the draft Merger Agreement provided to the Agents prior to the date of the Commitment Letter), no Default or Event of Default; absence of Material Adverse
                                   Change; receipt of financial statements
                                   (including pro forma financial statements);
                                   absence of undisclosed liabilities or
                                   material contingent liabilities; compliance with laws; solvency; no conflicts with laws, charter documents or agreements; good standing; payment of taxes; ownership of properties; corporate power and authority; no burdensome restrictions; inapplicability of the Investment Company Act; FCC matters;
                                   ERISA matters; environmental matters; labor matters; absence of material litigation; use of proceeds and margin regulations; no material misstatement or omission; validity and perfection of security interests; absence of liens and security interests (other than the Credit Facilities and other pre-existing liens acceptable to the Lenders); validity, priority and perfection of security interests in the Collateral; and accuracy of Newco's and Target's representations and warranties in the Merger Agreement.

Affirmative Covenants:             Customary for facilities similar to the
                                   Credit Facilities and such reasonable and customary others as may be required by the Agents, including, but not limited to, maintenance of corporate existence and rights; compliance with laws; performance of obligations; maintenance of material rights and privileges; maintenance of properties in good repair; maintenance of appropriate and adequate insurance; inspection of books and properties; consummation of the Merger on the terms set forth in the Merger Agreement;
                                   payment of taxes and other liabilities;
                                   notice of defaults, litigation and other adverse action; delivery of financial statements, financial projections and compliance certificates; maintenance of interest rate protection; ERISA compliance;
                                   environmental compliance; and further
                                   assurances.  Borrower will use its best
                                   efforts to effect for its benefit and the benefit of the Lenders the equivalent of a perfected first priority security interest in licenses held by subsidiaries of Target.

Negative Covenants:                Customary for facilities similar to the
                                   Credit Facilities and such reasonable and customary others as may be required by the Agents, including, but not limited to, limitation on indebtedness (other than the Increased Facility Amount); limitation on liens; limitation on further negative pledges; limitation on loans, investments and joint ventures; limitation on guarantee or other contingent obligations; limitation on restricted payments (including dividends, redemptions and repurchases of equity interests (other than pursuant to the Merger
                                   Agreement)); limitation on fundamental
                                   changes (including limitation on mergers
                                   (other than the Merger), acquisitions and asset sales); limitation on restrictions on amending Credit Documents; limitation on issuance, sale or other disposition of subsidiary stock; limitation on capital expenditures; limitation on operating leases;
                                   limitation on sale-leaseback transactions;
                                   limitation on sale or discount of
                                   receivables; limitation on transactions with affiliates; limitation on dividend and other payment restrictions affecting subsidiaries;
                                   limitation on changes in business conducted;
                                   limitation on amendment of documents relating to other indebtedness (including the Senior
                                   Subordinated Financing, the Existing Credit
                                   Facility and the Existing Notes) and other material documents; limitation on creation of subsidiaries; limitation on designation of
                                   Designated Senior Indebtedness in respect of the Senior Subordinated Financing; and limitation on prepayment or repurchase of other indebtedness (other than in connection with the Refinancing). No material change may be made to the Merger Agreement or the certificate of designations or any other agreement or instrument with respect to the New Preferred without the consent of the Agents and the Majority Lenders. Newco shall not conduct any business, enter into any transactions or incur any obligations or liabilities other than as contemplated herein in connection with the Transactions and matters incidental thereto and performance of its obligations in respect of the Transactions and the agreements related thereto.

Financial Covenants:               The Credit Facilities will contain financial
                                   covenants appropriate in the context of the proposed transaction based upon the financial information provided to the Agents, including, but not limited to (definitions and numerical calculations to be set forth in the Credit Agreement): minimum interest coverage ratio, minimum fixed charge coverage ratio, maximum ratio of total debt to Annualized Operating Cash Flow (to be defined), maximum ratio of senior debt to Annualized Operating Cash Flow and minimum pro forma debt service ratio. The financial covenants contemplated above will be tested on a quarterly basis and will apply to Borrower and its subsidiaries on a consolidated basis.

Interest Rate Management:          An amount reasonably designated by the Agents
                                   of the projected outstandings under the
                                   Credit Facilities must be hedged on terms and for a period of time satisfactory to the Agents.

Events of Default:                 Customary for facilities similar to the
                                   Credit Facilities and others to be specified by the Agents, including, but not limited to, nonpayment of principal, interest, fees or other amounts when due; violation of covenants; failure of any representation or warranty to be true in all material respects;
                                   cross-default and cross-acceleration; Change in Control (to be defined); bankruptcy and insolvency events; material judgments; ERISA events; change of control under any other indebtedness; termination or revocation or renewal on materially adverse terms of any FCC license; and actual or asserted (by any Credit Party) invalidity of any Credit
                                   Document or security interest.

Yield Protection and               Usual for facilities and transactions of this
  Increased Costs:                 type, including, but not limited to, in
                                   respect of prepayments (which will include reimbursement of redeployment costs in the case of prepayments (or conversion into ABR
                                   Loans) of LIBOR Loans other than at the end of an interest period), taxes (including but not limited to gross-up provisions for withholding taxes imposed by any governmental authority), indemnity for breakage costs, changes in capital requirements, guidelines or policies or their interpretation or application, illegality, changes in circumstances, increased costs as a result of change in law or administration thereof, as a result of regulatory guidelines or requests, changes in reserves (to the extent not included in the interest rate) and other provisions reasonably deemed necessary by the Agents or the other Lenders to provide customary protection for U.S. and non-U.S.
                                   Lenders.

Assignments and                    No Credit Party may assign its rights or
  Participations:                  obligations in connection with the Credit
                                   Facilities without the prior written consent of all of the Lenders.

                                   Lenders shall be permitted to assign and participate Loans, notes and commitments. Non-pro rata assignments of Loans, notes, and commitments of the Credit Facilities shall be permitted. Each assignment (unless to another Lender or its affiliates) shall be in a minimum amount of $5 million (unless Borrower and the Agents otherwise consent or unless the assigning Lender's exposure is thereby reduced to $0). Assignments through novation or otherwise shall be permitted with Borrower's consent (or, if determined by the Agents after consultation with prospective Lenders to be necessary for successful syndication, without the consent of, but upon consultation with, Borrower) (such consent not to be unreasonably withheld, delayed or conditioned), except that no such consent need be obtained to effect an assignment to any Lender (or its affiliates) or if any event of default has occurred and is continuing. Participations shall be permitted without restriction and participants will have the same benefits as the original syndicate Lenders with regard to yield protection and increased costs, collateral benefits and provision of information on the Credit Parties (it being understood that with respect to yield protection and increased cost provisions, such shall be applicable to the participant only if the Lender effecting such participation would have been entitled thereto). Voting rights of participants will be subject to customary limitations. In the case of the Revolving Facility, assignments will require the consent of the L/C Lender. Assignees will assume all of the rights and obligations of the assigning Lender. Assignments to any Credit Party or any of its affiliates are prohibited without consent of all of the Lenders.

Voting: Amendments to and waivers of any provision of any Credit Document will require the approval of Lenders holding at least a majority of the extensions of credit and commitments (the "Required Lenders"), except that (i) the consent of all affected Lenders shall be required with respect to (a) reductions of principal, interest rates or fees, (b) extensions of scheduled interest payments or final maturity or termination of commitments,
                                   (c) change in any provisions requiring the consent of all the Lenders, (d) any reduction in the percentage referred to in the definition of Required Lenders, (e) except as provided in the Credit Documents, any release of any Guarantor from its guarantee or any arrangement providing that any obligation other than obligations (including the Increased Facility Amount) under the Credit Documents to the Lenders (or interest rate hedges with Lenders or their affiliates) will be secured by the collateral securing the Credit Facilities, and (f) waive the requirement that nine and twelve month LIBOR interest periods require the consent of all Lenders, (ii) the consent of all of the Lenders shall be required with respect to any release of all or substantially all collateral securing the Credit Facilities,
                                   (iii) no Lender's commitment shall be
                                   increased without the consent of such Lender,
                                   (iv) the consent of Lenders holding at least
                                   66-2/3% of the extensions of credit and
                                   commitments shall be required with respect to extensions of scheduled amortization or reductions in the amount of any amortization payment, and (v) no waiver or amendment (or change to the application to scheduled amortization payments) of the application of any prepayment as among the Term Loans under the Term Loan A Facility, Term Loan B Facility and Term Loan C Facility may be effected without the consent of the Lenders holding at least 66-2/3% of the commitments and/or loans of the affected tranches.

Expenses and Indemnification:      In addition to those out-of-pocket expenses
                                   reimbursable under the Commitment Letter, all out-of-pocket expenses of the Agents (and the Lenders for enforcement costs and documentary taxes) associated with the preparation, execution and delivery of any waiver or modification (whether or not effective) of, and the enforcement of, any Credit Document
                                   (including the reasonable fees, disbursements and other charges of counsel for the Agents) are to be paid by the Credit Parties. The
                                   Credit Parties will indemnify each of the Agents and the other Lenders and hold them harmless from and against all costs, expenses
                                   (including fees, disbursements and other charges of counsel) and liabilities arising out of or relating to any litigation or other proceeding (regardless of whether any Agent or any such other Lender is a party thereto) that relate to the Transactions or any transactions related thereto; provided, however, that none of any Agent or any such other Lender will be indemnified for any cost, expense or liability to the extent determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from such person's gross negligence or bad faith.

Governing Law and Forum:           New York.

Waiver of Jury Trial:              All parties to the Credit Agreement waive
                                   right to trial by jury.

Counsel for Agents:                Cahill Gordon & Reindel.


                                                                         ANNEX I
                                                                         -------

Interest Rates and Fees:           Borrower will be entitled to make borrowings
                                   at either the LIBOR or ABR, plus (each of the following, an "Applicable Margin") (A) with respect to LIBOR Loans, (i) in the case of Revolving Loans, 2.500% per annum; (ii) in the case of Loans under the Term Loan A
                                   Facility ("Term A Loans"), 2.500% per annum;
                                   (iii) in the case of Loans under the Tranche
                                   B Term Loan Facility ("Term B Loans"), 2.750% per annum; and (iv) in the case of Loans under the Term Loan C Facility ("Term C
                                   Loans"), 3.000% per annum; and (B) with
                                   respect to ABR Loans, (i) in the case of Revolving Loans, 1.500% per annum; (ii) in the case of Term A Loans, 1.500% per annum;
                                   (iii) in the case of Term B Loans, 1.750% per annum; and (iv) in the case of Term C Loans, 2.000% per annum. No LIBOR Loans may be elected prior to the consummation of the Merger (or the completion of the primary syndication of the Credit Facilities as determined by the Agents, if later).

                                   Notwithstanding the foregoing paragraph, on and after the first date after the Closing Date on which Borrower delivers financial statements and a computation of the ratio of total debt to Annualized Operating Cash Flow (the "Leverage Ratio") in accordance with the Credit Agreement, the Applicable Margin shall be, when the Leverage Ratio is as set forth in any of the Tiers set forth in the chart below, the percentage for each applicable Loan set forth opposite such Tier in the chart below:

--------------------------------------------------------------------------------------------------------
                               Revolving Loans
                              and Term A Loans              Term B Loans                Term C Loans
                            --------------------        --------------------        --------------------
           Leverage         LIBOR          ABR          LIBOR          ABR          LIBOR          ABR
Tier        Ratio           MARGIN        MARGIN        MARGIN        MARGIN        MARGIN        MARGIN
----       --------         ------        ------        ------        ------        ------        ------
--------------------------------------------------------------------------------------------------------
 I         less than
           9.0:1.0          2.500%        1.500%        2.750%        1.750%        3.000%        2.000%
           -
 --------------------------------------------------------------------------------------------------------
 II        less than
           9.0: but
           greater than
           8.0:1.0          2.250%        1.250%        2.750%        1.750%        3.000%        2.000%
           -
--------------------------------------------------------------------------------------------------------
 III       less than
           8.0:1.0 but
           greater than
           7.0:1.0          1.875%        0.875%        2.750%        1.750%        3.000%        2.000%
           -
--------------------------------------------------------------------------------------------------------
 IV        less than
           7.0:1.0 but
           greater than
           6.0:1.0          1.625%        0.625%        2.500%        1.500%        2.750%        1.750%
           -
--------------------------------------------------------------------------------------------------------
 V         less than
           6.0:1.0 but
           greater than
           5.0:1.0          1.375%        0.375%        2.500%        1.500%        2.750%        1.750%
--------------------------------------------------------------------------------------------------------
 VI        less than
           5.0:1.0          1.125%        0.125%        2.500%        1.500%        2.750%        1.750%
--------------------------------------------------------------------------------------------------------

                                   "ABR" means the higher of (i) the corporate base of interest announced by the Administrative Agent from time to time, changing when and as said corporate base rate changes, and (ii) the Federal Fund Rate plus 0.50% per annum. The corporate base rate is not necessarily the lowest rate charged by the Administrative Agent to its customers.

                                   "LIBOR" means the rate determined by the Administrative Agent to be available to the Lenders in the London interbank market for deposits in the amount of, and for a maturity corresponding to, the amount of the applicable LIBOR Loan, as adjusted for maximum statutory reserves.

                                   Commitment fees accrue on the undrawn amount of the Credit Facilities, commencing on the date of the making of the initial Loans under the Credit Facilities. The commitment fee in respect of the Credit Facilities will be (x) 0.50% per annum so long as the ratio of total debt to Annualized Operating Cash Flow is equal to or greater than 7.0:1.0, (y) 0.375% per annum so long as the ratio of total debt to Annualized Operating Cash Flow is equal to or greater than 5.0:1.0 but less than 7.0:1.0, and (z) 0.250% per annum so long as such ratio is less than 5.0:1.0.

                                   All commitment fees will be payable in
                                   arrears at the end of each quarter and upon any termination of any commitment, in each case for the actual number of days elapsed over a 360-day year.